Exhibit 99.1

Contacts:

FOR IMMEDIATE RELEASE —	Media:
January 31, 2011	Kathy A. Schoettlin — (812) 465-7269
Executive Vice President — Communications

Financial Community:
Lynell J. Walton — (812) 464-1366
Senior Vice President — Investor Relations
Positive 4th quarter solidifies profitable 2010 for Old National
4th Quarter Highlights:
•	Quarterly net income increases 161% over 4th quarter 2009
•	Net interest margin increases to 3.46%
•	Credit quality metrics remain well controlled
•	Increase in non-interest-bearing demand deposits and NOW accounts (both period end and average)
•	Monroe acquisition closed January 1, 2011
2010 Highlights:
•	Full year net income available to common shareholders increases almost 290% over 2009
•	Net interest margin improved steadily throughout 2010
•	Loan charge-offs decreased substantially from 2008 and 2009 levels
•	Continued commitment to expense reduction — expenses down 7.3% or $24.7 million over 2009
•	Liquidity and capital positions remain strong
•	Funding remained strong in new service charge environment
Evansville, Ind. (January 31, 2011) — Old National Bancorp (NYSE: ONB) today reported 4th quarter net income of $5.7 million, or $.07 per common share. These results compare to the net income of $11.9 million, or $.13 per common share, reported in 3rd quarter 2010, and far outpace Old National’s 4th quarter 2009 results (a net loss of $9.3 million, or $.11 per common share).
Net income available to common shareholders for the 12 months ended December 31, 2010, was $38.2 million, or $.44 per common share. This compares very favorably to full-year 2009 net income available to common shareholders of $9.8 million, or $.14 per common share.
“These positive 4th quarter results allowed Old National to solidify a profitable 2010 while maintaining our commitment to basic, client-focused community banking,” said Bob Jones, Old National Bancorp President and CEO. “I’m especially encouraged that our deposit balances for the quarter remained steady while loans — especially residential real estate loans — increased and loan charge-offs decreased compared to 4th quarter 2009.
“I’m also pleased that our credit metrics remain well-controlled despite a challenging operating environment, and that our liquidity and capital positions continue to be strong. As a result, we’re able to aggressively pursue strategic partnership opportunities, such as our recently completed (January 1, 2011) Monroe Bancorp acquisition.” (See Page 4 for more on the Monroe Bancorp acquisition)

Committed to our Strategic Imperatives
Old National continues to be guided by three unwavering strategic imperatives:
1.	Strengthen the risk profile.
2.	Enhance management discipline.
3.	Achieve consistent quality earnings.
1. Strengthen the Risk Profile
Old National’s key credit trends are as follows:

($ in millions)	2008	2009	2010	1Q10	2Q10	3Q10	4Q10
Non-Performing Loans	$64.0	$67.0	$70.9	$68.1	$68.9	$69.8	$70.9
Problem Loans*	$180.1	$157.1	$174.3	$160.5	$157.7	$170.9	$174.3
Special Mention Loans	$124.9	$103.5	$84.0	$104.9	$100.7	$75.0	$84.0
Net Charge-Off Ratio	.87%	1.40%	.75%	.72%	.90%	.66%	.74%
Provision for Loan Losses	$51.5	$63.3	$30.8	$9.3	$8.0	$6.4	$7.1

*	Includes Non-Performing loans
The allowance for loan losses at December 31, 2010, was $72.3 million, or 1.93% of total loans. This compared to an allowance of $72.1 million, or 1.95% of total loans at September 30, 2010, and $69.5 million, or 1.81% of total loans, at December 31, 2009. The ratio of allowance to non-performing loans decreased slightly to 102% at December 31, 2010, compared to 103% at September 30, 2010.
Additionally, net loan charge-offs for the full year 2010 fell to .75% — a substantial decrease from Old National’s full year 2009 mark of 1.40% — and an improvement over the 2008 result of .87%.
“This significant reduction in our net charge-off ratio for the full year 2010 suggests that our credit metrics remain well controlled as we continue our consistent, conservative approach to managing risk,” said Chief Credit Officer Daryl Moore. “And while we did experience a slight increase in total problem (classified) loans during the 4th quarter, the non-performing segment of this group of loans continued to remain relatively unchanged.”
2. Enhance Management Discipline
Expense Management
The 4th quarter was another chapter in a 2010 expense management success story for Old National. For the year, the company reduced expenses by 7.3% or $24.7 million over 2009. For the quarter, Old National reported total non-interest expenses of $83.3 million, which compared favorably to 4th quarter 2009 non-interest expenses of $90.8 million. Non-interest expenses for 4th quarter 2010 included a $3.3 million payout of discretionary bonuses and related FICA taxes to all eligible associates (excluding executive-level positions), charges of $3.8 million for the extinguishment of debt (including the call of trust preferred securities), an adjustment to self insured medical expense of $.9 million, as well as Monroe conversion charges of $.9 million.
“2010 saw Old National reduce expenses in the majority of categories,” commented President and CEO Bob Jones. “This clearly illustrates that we are taking a disciplined approach to managing expenses and improving efficiencies, company-wide. This is an area that we will continue to focus on as we strive to serve our clients as efficiently and effectively as possible while providing consistent quality results for our shareholders.”
Capital Management
Old National’s capital position remained strong at December 31, 2010, with regulatory tier 1 and total risk-based capital ratios of 13.6% and 14.8%, respectively, compared to 15.4% and 17.3% at September 30, 2010, and 14.3% and 16.1% at December 31, 2009. The decline in the capital ratios at December 31, 2010, was primarily due to the retirement of the $100 million trust preferred securities during the 4th quarter.

The ratio of tangible common equity to tangible assets improved to 9.68% at December 31, 2010, from 9.58% at September 30, 2010, and 8.25% at December 31, 2009. Refer to Table 1 for Non-GAAP reconciliation of the tangible capital ratio.
Chris Wolking, Chief Financial Officer, noted, “We believe it’s crucial to maintain a strong capital position in the face of an economy that is only beginning to show signs of stabilization. In addition, our recently approved new stock repurchase plan allows us the flexibility to truly optimize our capital management strategies. Old National’s capital ratios continue to be at levels far above those required for well capitalized institutions, as displayed in the table below.”

	Well Capitalized	ONB at December 31, 2010
Tier 1 Risk-Based Capital Ratio	> 6%	13.6%
Total Risk-Based Capital Ratio	> 10%	14.8%
Tier 1 Leverage Capital Ratio	> 5%	9.0%
3. ACHIEVE CONSISTENT QUALITY EARNINGS
Balance Sheet and Net Interest Margin
Old National’s total loan portfolio increased $40.6 million for the quarter: $3.747 billion at December 31, 2010, compared to $3.707 billion at September 30, 2010. This increase was led by a $182.0 million 4th quarter increase in residential real estate loans: $668.5 million at December 31, 2010 compared to $486.5 million at September 30, 2010. On average, total loans were $3.736 billion for the 4th quarter of 2010 compared to $3.719 billion for the 3rd quarter of 2010.
Total investments, including money market accounts, were $2.775 billion at December 31, 2010, a decrease of $249.3 million compared to $3.024 billion at September 30, 2010. Average total investments were $2.863 billion for the 4th quarter compared to $2.982 billion in the 3rd quarter. Securities gains for the 4th quarter (net of $.6 million of other-than-temporary impairment) totaled $3.7 million, compared to the 3rd quarter when securities gains (net of $39 thousand of other-than-temporary-impairment) were $3.2 million.
“In the 4th quarter this year we prepaid $50 million and restructured $25 million of Federal Home Loan Bank Advances and called $100 million in trust preferred securities. These actions resulted in debt termination costs of $3.8 million,” said Chief Financial Officer Chris Wolking. “This contributed to our ability to reduce the average investment portfolio, which declined $118.4 million from 3rd quarter levels. Reducing both debt and the investment portfolio is consistent with our objective of reducing leverage and minimizing our exposure to rising interest rates.”
Total core deposits, including demand and interest-bearing deposits, increased in the 4th quarter to $5.443 billion at December 31, 2010, compared to $5.419 billion at September 30, 2010 — an increase of $23.5 million. Non-interest-bearing demand deposits rose by $8.6 million: $1.276 billion at December 31, 2010, compared to $1.267 billion at September 30, 2010. NOW account deposits increased by $133.8 million: $1.297 billion at December 31, 2010, compared to $1.164 billion at September 30, 2010.
Old National reported net interest income of $54.0 million for the 4th quarter of 2010 compared to $54.2 million in the 3rd quarter of 2010 and $55.0 million for the 4th quarter of 2009. Net interest income on a fully taxable equivalent basis was $57.1 million for the 4th quarter of 2010 and represented a net interest margin on total average earning assets of 3.46%. This compares to net interest income on a fully taxable equivalent basis of $57.3 million and a margin of 3.42% in the 3rd quarter of 2010 and net interest income on a fully taxable equivalent basis of $59.2 million and a margin of 3.28% for the 4th quarter of 2009.
Fees, Service Charges and Other Revenue
Total fees, service charges and other revenue were $38.4 million for the 4th quarter of 2010 as well as in the 3rd quarter of 2010 and totaled $39.4 million in the 4th quarter of 2009. The $1.0 million decline from 4th quarter 2009 to 4th quarter 2010 is primarily attributable to a decline in service charges on deposit accounts.

Monroe Bancorp Acquisition
On January 1, 2011, Old National Bancorp completed its previously announced merger with Monroe Bancorp of Bloomington, Indiana. Based on the closing price of $11.89 per share of Old National common stock on December 31, 2010, the transaction was valued at approximately $90.1 million.
This acquisition, which includes 15 banking centers in central and south central Indiana, makes Old National #1 in market share in the Bloomington market and strengthens the company’s position as the third largest branch network in Indiana. Old National also has branches in southern Illinois and western Kentucky.
“This acquisition allows Old National to further expand our banking network in our home state,” said President & CEO Bob Jones. “Monroe’s community banking philosophy and service-focused approach to banking closely mirror Old National’s, which is why this partnership is such a tremendous fit for our organizations, as well as for the clients and communities we serve.”
The merger of Monroe Bank, Monroe Bancorp’s banking subsidiary, into Old National Bank, the banking subsidiary of Old National Bancorp, was also completed on January 1, 2011. Old National will operate the newly acquired branches under the Monroe Bank trade name until the systems conversion that is anticipated to occur in May 2011.
At closing, each share of Monroe common stock was converted into the right to receive 1.216 shares of Old National common stock. Any fractional shares will be paid in cash.
About Old National
Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $7.3 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Investor Relations section of the Company’s website at oldnational.com.
Conference Call
Old National will hold a conference call at 10:00 a.m. Central on Monday, January 31, 2011, to discuss fourth-quarter 2010 financial results, strategic developments, and the Company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central on January 31 through February 14. To access the replay, dial 1-800-642-1687, conference code 32868739.
Use of Non-GAAP Financial Measures
This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Old National’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or the Quarterly Financial Trends supplement to this earnings release, which can be found on the Investor Relations section of Old National’s website at oldnational.com.

Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National’s financial condition, results of operations, asset and credit quality trends and profitability and statements about the expected timing, completion, financial benefits and other effects of the proposed merger. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to; market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations), ability of Old National to execute its business plan (including the integration of Monroe Bancorp and its subsidiaries into Old National), changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of Old National’s internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, new legal obligations or liabilities or unfavorable resolutions of litigations, other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.
Table 1: Non-GAAP Reconciliation-Tangible Equity to Tangible Assets

(end of period balances - $ in millions)	December 31, 2010	September 30, 2010
Total Shareholders’ Equity	$878.8	$895.7
Deduct: Goodwill and Intangible Assets	(194.1)	(195.6)

Tangible Shareholders’ Equity	$684.7	$700.1

Total Assets	$7,263.9	$7,506.1
Add: Trust Overdrafts	.5	.1
Deduct: Goodwill and Intangible Assets	(194.1)	(195.6)

Tangible Assets	$7,070.3	$7,310.6

Tangible Equity to Tangible Assets	9.68%	9.58%

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	December 31,	September 30,
(FTE) Fully taxable equivalent basis.	2010	2010	Change	% Change
Income Data:
Net Interest Income	$53,977	$54,168	$(191)	(.4)%
Taxable Equivalent Adjustment	3,147	3,154	(7)	(.2)
Net Interest Income (FTE)	57,124	57,322	(198)	(.3)
Fees, Service Charges and Other Revenues	38,386	38,367	19	—
Securities Gains (Losses) (a)	3,713	3,242	471	14.5
Derivative Gains (Losses)	106	370	(264)	(71.4)
Total Revenue (FTE)	99,329	99,301	28	—
Provision for Loan Losses	7,100	6,400	700	10.9
Noninterest Expense	83,272	76,102	7,170	9.4
Income before Taxes	8,957	16,799	(7,842)	(46.7)
Provision for Taxes (FTE)	3,231	4,903	(1,672)	(34.1)
Net Income	5,726	11,896	(6,170)	(51.9)

Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	.07	.13	(.06)	(46.2)
Average Diluted Shares Outstanding	87,005	86,931	74	.1
Book Value	10.08	10.27	(.19)	(1.9)
Stock Price	11.89	10.50	1.39	13.2

Performance Ratios:
Return on Average Assets	.31%	.64%	(.33)%	(51.6)
Return on Average Common Equity (c)	2.57	5.40	(2.83)	(52.4)
Net Interest Margin (FTE)	3.46	3.42	.04	1.2
Other Expense to Revenue (Efficiency Ratio)	83.83	76.64	7.19	9.4
Net Charge-offs to Average Loans (d)	.74	.66	.08	12.1
Reserve for Loan Losses to Ending Loans	1.93	1.95	(.02)	(1.0)
Non-Performing Loans to Ending Loans (d)	1.90	1.89	.01	.5

Balance Sheet:
Average Assets	$7,358,692	$7,465,989	$(107,297)	(1.4)
End of Period Balances:
Assets	7,263,892	7,506,114	(242,222)	(3.2)
Investments	2,630,369	2,980,729	(350,360)	(11.8)
Money Market Investments (e)	144,184	43,102	101,082	N/M
Commercial Loans and Leases	1,211,399	1,266,893	(55,494)	(4.4)
Finance Leases Held for Sale	—	—	—	—
Commercial Real Estate Loans	942,395	981,524	(39,129)	(4.0)
Consumer Loans	924,952	971,756	(46,804)	(4.8)
Residential Real Estate Loans	664,705	482,967	181,738	37.6
Residential Real Estate Loans Held for Sale	3,819	3,512	307	8.7
Earning Assets	6,521,823	6,730,483	(208,660)	(3.1)
Core Deposits (Excluding Brokered CDs)	5,442,677	5,419,159	23,518	.4
Borrowed Funds (Including Brokered CDs)	740,391	966,321	(225,930)	(23.4)
Common Shareholders’ Equity	878,805	895,684	(16,879)	(1.9)

(a)	Includes $619 and $39, respectively, for other-than-temporary impairment in fourth quarter 2010 and third quarter 2010.

(b)	Assumes conversion of stock options, restricted stock and warrants.

(c)	Based on average common shareholders’ equity of $889,762 and $881,044, respectively, for December 31, 2010 and September 30, 2010.

(d)	Excludes residential loans held for sale and finance leases held for sale.

(e)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	December 31
(FTE) Fully taxable equivalent basis.	2010	2009	Change	% Change
Income Data:
Net Interest Income	$53,977	$55,023	$(1,046)	(1.9)%
Taxable Equivalent Adjustment	3,147	4,136	(989)	(23.9)
Net Interest Income (FTE)	57,124	59,159	(2,035)	(3.4)
Fees, Service Charges and Other Revenues	38,386	39,422	(1,036)	(2.6)
Securities Gains (Losses) (a)	3,713	(3,201)	6,914	N/M
Derivative Gains (Losses)	106	395	(289)	(73.2)
Total Revenue (FTE)	99,329	95,775	3,554	3.7
Provision for Loan Losses	7,100	21,821	(14,721)	(67.5)
Noninterest Expense	83,272	90,775	(7,503)	(8.3)
Income before Taxes	8,957	(16,821)	25,778	N/M
Provision for Taxes (FTE)	3,231	(7,501)	10,732	N/M
Net Income (Loss)	5,726	(9,320)	15,046	N/M

Per Common Share Data: (Diluted) (b)
Net Income (Loss) Attributable to Common Shareholders	.07	(.11)	.18	N/M
Average Diluted Shares Outstanding	87,005	86,701	304	.4
Book Value	10.08	9.68	.40	4.1
Stock Price	11.89	12.43	(.54)	(4.3)

Performance Ratios:
Return on Average Assets	.31%	(.47)%	.78%	N/M
Return on Average Common Equity (c)	2.57	(4.23)	6.80	N/M
Net Interest Margin (FTE)	3.46	3.28	.18	5.5
Other Expense to Revenue (Efficiency Ratio)	83.83	94.78	(10.95)	(11.6)
Net Charge-offs to Average Loans (d)	.74	2.20	(1.46)	(66.4)
Reserve for Loan Losses to Ending Loans	1.93	1.81	.12	6.6
Non-Performing Loans to Ending Loans (d)	1.90	1.75	.15	8.6

Balance Sheet:
Average Assets	$7,358,692	$7,990,928	$(632,236)	(7.9)
End of Period Balances:
Assets	7,263,892	8,005,335	(741,443)	(9.3)
Investments	2,630,369	2,918,318	(287,949)	(9.9)
Money Market Investments (e)	144,184	353,120	(208,936)	(59.2)
Commercial Loans and Leases	1,211,399	1,287,168	(75,769)	(5.9)
Finance Leases Held for Sale	—	55,260	(55,260)	(100.0)
Commercial Real Estate Loans	942,395	1,062,910	(120,515)	(11.3)
Consumer Loans	924,952	1,082,017	(157,065)	(14.5)
Residential Real Estate Loans	664,705	403,391	261,314	64.8
Residential Real Estate Loans Held for Sale	3,819	17,530	(13,711)	(78.2)
Earning Assets	6,521,823	7,179,714	(657,891)	(9.2)
Core Deposits (Excluding Brokered CDs)	5,442,677	5,833,541	(390,864)	(6.7)
Borrowed Funds (Including Brokered CDs)	740,391	1,100,150	(359,759)	(32.7)
Common Shareholders’ Equity	878,805	843,826	34,979	4.1

(a)	Includes $619 and $9,478, respectively, for other-than-temporary impairment in fourth quarter 2010 and fourth quarter 2009.

(b)	Assumes conversion of stock options, restricted stock and warrants.

(c)	Based on average common shareholders’ equity of $889,762 and $881,309, respectively, for 2010 and 2009.

(d)	Excludes residential loans held for sale and finance leases held for sale.

(e)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Twelve-Months Ended
($ in thousands except per-share data)	December 31
(FTE) Fully taxable equivalent basis.	2010	2009	Change	% Change
Income Data:
Net Interest Income	$218,416	$231,399	$(12,983)	(5.6)
Taxable Equivalent Adjustment	13,482	20,831	(7,349)	(35.3)
Net Interest Income (FTE)	231,898	252,230	(20,332)	(8.1)
Fees, Service Charges and Other Revenues	155,461	160,285	(4,824)	(3.0)
Securities Gains (Losses) (a)	13,197	2,456	10,741	N/M
Derivative Gains (Losses)	1,492	719	773	107.5
Total Revenue (FTE)	402,048	415,690	(13,642)	(3.3)
Provision for Loan Losses	30,781	63,280	(32,499)	(51.4)
Noninterest Expense	314,305	338,956	(24,651)	(7.3)
Income before Taxes	56,962	13,454	43,508	N/M
Provision for Taxes (FTE)	18,748	(283)	19,031	N/M
Net Income	38,214	13,737	24,477	N/M
Preferred Stock Dividends & Amortization	—	(3,892)	3,892	(100.0)
Net Income Attributable to Common Shareholders	38,214	9,845	28,369	N/M

Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	.44	.14	.30	N/M
Average Diluted Shares Outstanding	86,928	71,367	15,561	21.8
Book Value	10.08	9.68	.40	4.1
Stock Price	11.89	12.43	(.54)	(4.3)

Performance Ratios:
Return on Average Assets	.50%	.17%	.33%	N/M
Return on Average Common Equity (c)	4.40	1.41	2.99	N/M
Net Interest Margin (FTE)	3.40	3.50	(.10)	(2.9)
Other Expense to Revenue (Efficiency Ratio)	78.18	81.54	(3.36)	(4.1)
Net Charge-offs to Average Loans (d)	.75	1.40	(.65)	(46.4)
Reserve for Loan Losses to Ending Loans	1.93	1.81	.12	6.6
Non-Performing Loans to Ending Loans (d)	1.90	1.75	.15	8.6

Balance Sheet:
Average Assets	$7,586,446	$7,989,793	$(403,347)	(5.0)
End of Period Balances:
Assets	7,263,892	8,005,335	(741,443)	(9.3)
Investments	2,630,369	2,918,318	(287,949)	(9.9)
Money Market Investments (e)	144,184	353,120	(208,936)	(59.2)
Commercial Loans and Leases	1,211,399	1,287,168	(75,769)	(5.9)
Finance Leases Held for Sale	—	55,260	(55,260)	(100.0)
Commercial Real Estate Loans	942,395	1,062,910	(120,515)	(11.3)
Consumer Loans	924,952	1,082,017	(157,065)	(14.5)
Residential Real Estate Loans	664,705	403,391	261,314	64.8
Residential Real Estate Loans Held for Sale	3,819	17,530	(13,711)	(78.2)
Earning Assets	6,521,823	7,179,714	(657,891)	(9.2)
Core Deposits (Excluding Brokered CDs)	5,442,677	5,833,541	(390,864)	(6.7)
Borrowed Funds (Including Brokered CDs)	740,391	1,100,150	(359,759)	(32.7)
Common Shareholders’ Equity	878,805	843,826	34,979	4.1

(a)	Includes $3,927 and $24,795, respectively, for other-than-temporary impairment in 2010 and 2009.

(b)	Assumes conversion of stock options, restricted stock and warrants.

(c)	Based on average common shareholders’ equity of $869,233 and $699,796, respectively, for 2010 and 2009.

(d)	Excludes residential loans held for sale and finance leases held for sale.

(e)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.